EXHIBIT 10.3

[Cell Genesys, Inc. Letterhead]

April __, 2009

Sharon E. Tetlow

c/o Cell Genesys, Inc.

400 Oyster Point Boulevard, Suite 525

South San Francisco, CA 94080

Dear Sharon:

This letter sets forth the agreement between you and Cell Genesys, Inc. (the “Company”) regarding the terms of your retention payment opportunity.

1. If you continue to be employed with the Company through the twelve-month period commencing on May 1, 2009 and ending on April 30, 2010 (the “Retention Period”) and a Change of Control does not occur at any time during the Retention Period, you will be entitled to receive a retention payment of Eight Hundred Thousand Dollars ($800,000) (the “Payment Amount”), such payment to be made, subject to applicable withholding, in a lump sum within five business days after the end of the Retention Period. If, during the Retention Period, your employment terminates for any reason or a Change of Control of the Company occurs, you will not be entitled to a retention payment under this paragraph 1, although you may be entitled to a payment under either paragraph 2 or paragraph 3 below, as applicable in the circumstances.

2. If your employment is terminated during the Retention Period either by the Company without Cause (as defined in the attached Exhibit A) or as a result of an Involuntary Termination (as defined in the attached Exhibit A), and in either case other than due to your death or Disability, you will be entitled to receive an amount equal to the Payment Amount, subject to applicable withholding, in a lump sum within 30 calendar days after the date on which your employment terminates; provided, however, that your right to receive such payment shall be contingent upon your execution and delivery to the Company of a release of claims in a form acceptable to the Company promptly following your termination and your not revoking such release within any revocation period provided under applicable law. You hereby acknowledge that, solely for purposes of this letter agreement, no event that has occurred prior to the date of this letter agreement shall constitute grounds for an Involuntary Termination of your employment under this letter agreement.

3. If a Change of Control (as defined in the attached Exhibit A) occurs during the Retention Period and you continue to be employed with the Company through the date of the Change of Control, you will be entitled to receive an amount equal to (1) the Payment Amount, multiplied by (2) a fraction (not greater than one), the numerator of which shall be the number of days during the Retention Period through the date of the Change of Control, and the denominator of which shall be 365, such payment to be made, subject to applicable withholding, in a lump sum within five business days after the Change of Control date; provided, however, that if such a

Change of Control occurs at a time when any payment payable to you pursuant to this paragraph 3 would be subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code (“Section 280G”), the proration of the Payment Amount set forth in this paragraph 3 shall not apply and you shall be entitled to payment of the entire Payment Amount (subject to paragraph 6 below) in respect of such Change of Control.

4. In no event will you be entitled to receive a payment under more than one of the foregoing three paragraphs.

5. To secure the obligations of the Company herein, the Company agrees to enter into a letter of credit agreement with you substantially in the form of Exhibit B hereto (“Letter of Credit Agreement”). The Company and you agree that any obligations of the Company under this letter agreement may be satisfied in full by payment to you pursuant to the terms and conditions set forth in the Letter of Credit Agreement.

6. Nothing contained in this letter agreement constitutes an employment or service commitment by the Company (or any of its affiliates), affects your status as an employee at will who is subject to termination without cause at any time, or interferes in any way with the Company’s right (or the right of its affiliates) to change your compensation or other terms of employment at any time. This letter agreement may be amended only by a written agreement, signed by an authorized officer of the Company other than you, that expressly refers to this letter agreement. This letter agreement and the Letter of Credit Agreement contain all of the terms and conditions of your retention payment opportunity under this letter agreement and supersede all prior understandings and agreements, written or oral, between you and the Company with respect to your retention payment opportunity, except insofar as Section 5 of your Change of Control Severance Agreement (your “Change of Control Agreement”) with the Company dated as of October 30, 2007 (which generally provides that if any benefits payable to you in connection with a change in control of the Company would be subject to the excise tax imposed under Section 280G, the benefits will either be paid in full or will be reduced to the extent necessary to avoid triggering the excise tax, whichever results in a greater after-tax benefit for you) may apply to any payment payable to you pursuant to this letter agreement. For purposes of clarity, your Change of Control Agreement, your indemnification agreement with the Company dated as of October 30, 2007 and any other agreements you may have with the Company are outside the scope of the foregoing integration provision and continue in effect in accordance with their terms.

If this letter accurately sets forth our understanding and agreement as to the foregoing matters, please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter and returning it to me.

Sincerely,

Stephen A. Sherwin, M.D.
Chairman of the Board and Chief Executive Officer

Agreed to and Accepted:

By:
Name:	Sharon E. Tetlow

Exhibit A

For purposes of this letter agreement, the following definitions shall apply:

“Cause” shall mean either (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in your substantial personal enrichment, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) a willful act by you which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to you of a written demand for performance from the Company which describes the basis for the Company’s belief that you have not substantially performed your duties, continued violations by you of your obligations to the Company which are demonstrably willful and deliberate on your part.

“Involuntary Termination” shall mean resignation within 180 days following: (i) without your express written consent, a material reduction of your duties, title, authority or responsibilities relative to your duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, title, authority or responsibilities; (ii) without your express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction; (iii) a material reduction by the Company in your compensation as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which you were entitled immediately prior to such reduction with the result that your overall benefits package is materially reduced; (v) your relocation to a facility or location more than twenty-five (25) miles from your then present location, without your express written consent; (vi) any purported termination of you by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this agreement by any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets; or (viii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of you, provided, however, that none of the actions described above shall give rise to an “Involuntary Termination” with respect to you if it was an isolated and inadvertent action not taken in bad faith by the company and if it is remedied by the Company within thirty (30) days after receipt of written notice thereof given by you, which such notice must be delivered no later than sixty (60) days following the occurrence of such. For purposes of this definition, the Company and you agree that any reduction in base salary shall constitute a material reduction in compensation.

“Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) A change in the composition of the Company’s Board of Directors (the “Board”) occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for election as a director without objection to such nomination) of at least a majority of the Incumbent Directors at the time of such election or nomination;

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than the merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls the Company or controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or the voting power represented by the voting securities of the Company or such surviving entity or the entity that controls the Company or controls such surviving entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

“Disability” shall mean you have been unable to perform the essential functions of your Company duties, with or without reasonable accomodation, as a result of your incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate your employment. In the event that you resume the performance of substantially all of your duties before the termination of employment becomes effective, the notice of intent to terminate will be automatically revoked.

Exhibit B

Letter of Credit Agreement